EQUITY MANAGERS TRUST
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B


Compensation pursuant to Paragraph 3 of the Equity Managers Trust Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN GUARDIAN PORTFOLIO
NEUBERGER BERMAN MANHATTAN PORTFOLIO
NEUBERGER BERMAN PARTNERS PORTFOLIO
NEUBERGER BERMAN FOCUS PORTFOLIO
NEUBERGER BERMAN SOCIALLY RESPONSIVE PORTFOLIO
NEUBERGER BERMAN REGENCY PORTFOLIO

0.55% on the first $250 million of average daily net assets 0.525% on the next $250 million of average daily net assets 0.50% on the next $250 million of average daily net assets 0.475% on the next $250 million of average daily net assets 0.45% on the next $500 million of average daily net assets 0.425% on average daily net assets in excess of $1 billion

NEUBERGER BERMAN GENESIS PORTFOLIO
NEUBERGER BERMAN MILLENNIUM PORTFOLIO

0.85% on the first $250 million of average daily net assets 0.80% on the next $250 million of average daily net assets 0.75% on the next $250 million of average daily net assets 0.70% on the next $250 million of average daily net assets 0.65% on average daily net assets in excess of $1 billion

NEUBERGER BERMAN TECHNOLOGY PORTFOLIO

0.85% of the average daily net assets

April 17, 2000